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                                                                     EXHIBIT 5.1

                      Paul, Hastings, Janofsky & Walker LLP
       A Limited Liability Partnership including Professional Corporations
                                Seventeenth Floor
                              695 Town Center Drive
                        Costa Mesa, California 92626-1924
                                 (714) 668-6200



                                  July 16, 2001


autobytel.com inc.
18872 MacArthur Boulevard
Irvine, California  92612-1400

Re: Registration Statement Form S-4

Ladies and Gentlemen:

We are furnishing this opinion in connection with the preparation and filing by autobytel.com inc. (the "Company") with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the "Registration Statement") registering 12,163,690 shares of the Company's common stock, par value $0.001 per share (the "Shares"), for issuance to holders of common stock, par value $0.001 per share, of Autoweb.com, Inc. pursuant to that certain Acquisition Agreement dated April 11, 2001, by and among the Company, Autobytel Acquisition I Corp, and Autoweb.com, Inc. (the "Agreement").

We have examined such records and documents and made such examination of law as we have deemed relevant in connection with this opinion. Based on the foregoing, we are of the opinion that the Shares covered by such Registration Statement, when issued in accordance with the terms of the Agreement, will be validly issued, fully-paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

Respectfully submitted,


/s/ Paul, Hastings, Janofsky & Walker LLP
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Paul, Hastings, Janofsky & Walker LLP